Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street                                                                                                                                           Contacts:
New York, N.Y. 10022                                                                                                                                    James N. Fernandez
                      (212) 230-5315
                                 Mark L. Aaron
                                 (212) 230-5301

TIFFANY ANNOUNCES NEW STOCK REPURCHASE PROGRAM;
BOARD AUTHORIZES $400 MILLION OVER TWO YEARS

New York, N.Y., January 20, 2011 – The Board of Directors of Tiffany & Co. (NYSE: TIF) has approved a new stock repurchase program. This supersedes a previous program that was scheduled to expire at the end of January.

This new program, effective immediately, authorizes the repurchase of up to $400 million of Tiffany’s Common Stock, through open market or private transactions. The new program will expire on January 31, 2013.

The previous program, enacted in March 2005 and subsequently increased and extended in August 2006 and January 2008, had authorized the total repurchase of up to $1.6 billion of Common Stock. That program has been terminated and the unused repurchase authority under that program (approximately $329 million) will no longer be available. Under the previous program, the Company had repurchased 31.2 million shares at an average cost (including fees) of $40.79 per share.

Michael J. Kowalski, chairman and chief executive officer, said, “Based on Tiffany’s financial performance, balance sheet strength and a favorable long-term outlook, we believe that share repurchases are a suitable way to return excess capital to stockholders.”

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Japan, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s 2009 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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